Exhibit 10.1

Execution Version

FOUNDERS STOCK AGREEMENT

This FOUNDERS STOCK AGREEMENT, dated as of January 23, 2021 (this “Agreement”), is by and among Spartan Acquisition Corp. II, a Delaware corporation (“Acquiror”), Spartan Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Jan C. Wilson and John M. Stice (together with Sponsor, each, a “Founder” and, collectively, the “Founders”), each of which own Class B common stock of Acquiror, par value $0.0001 per share (“Class B Common Stock”).

WHEREAS, Acquiror, SL Invest I Inc., a Delaware corporation, SL Invest II LLC, a Delaware limited liability company, SL Financial Investor I LLC, a Delaware limited liability company, SL Financial Investor II LLC, a Delaware limited liability company, SL Financial Holdings Inc., a Delaware corporation, SL Financial LLC, a Delaware limited liability company, Sunlight Financial LLC, a Delaware limited liability company (the “Company”), FTV-Sunlight, Inc., a Delaware corporation, and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company, propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as of the date hereof, each Founder is the record owner of the number of shares of Acquiror Class B Common Stock as set forth opposite such Founder’s name on Exhibit A hereto (all such shares of Acquiror Class B Common Stock and any shares of Acquiror Class B Common Stock of which ownership of record or the power to vote is hereafter acquired by the Founders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Founders (severally, and not jointly or jointly and severally) and the Acquiror hereby agree as follows:

1. Waiver of Anti-Dilution Provision. Subject to, and effective immediately prior to, the Closing, each Founder hereby irrevocably waives, to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Acquiror, dated November 24, 2020 (as it may be amended from time to time, the “Certificate of Incorporation”), any and all rights such Founder has or will have with respect to the adjustment to the initial conversion ratio provided by Section 4.3(b)(ii) of the Certificate of Incorporation. The waiver specified in this Section 1 shall be applicable only in connection with the transactions contemplated by the BCA and this Agreement and shall be void and of no force and effect if the BCA shall be terminated for any reason. Without limitation of the foregoing, upon the Closing, each Founder hereby acknowledges and agrees that, pursuant to Section 4.3(b) of the Certificate of Incorporation, each share of Class B Common Stock held by such Founder (for the avoidance of doubt, not including the shares of Class B Common Stock surrendered pursuant to Section 2) shall automatically convert into one share of Acquiror Class A Common Stock.

2. Contingent Sponsor Founder Share Cancellation. Subject to, and effective immediately prior to, the Closing, Sponsor shall surrender, for no consideration and as a capital contribution to Acquiror (including for purposes of Section 118 of the Internal Revenue Code), a number of shares of Class B Common Stock equal to (a) 25% multiplied by (b) a fraction, (i) the numerator of which is the aggregate number of shares of Acquiror Class A Common Stock that are actually redeemed by Acquiror following the exercise of Redemption Rights and (ii) the denominator of which is the number of shares that constitute “Offering Shares” as defined in Section 9.1(b) of the Acquiror Certificate of Incorporation as of the date of the Acquiror Stockholders’ Meeting, multiplied by (c) the number shares of Class B Common Stock set forth opposite Sponsor’s name on Exhibit A; provided that no such surrender shall occur unless more than an aggregate of 5% of the outstanding shares of Acquiror Class A Common Stock are actually redeemed by Acquiror following the exercise of Redemption Rights; provided, further, that, for the avoidance of doubt, in no event shall Sponsor be required to surrender greater than 25% of the shares of Class B Common Stock set forth opposite Sponsor’s name on Exhibit A.

3. Prior Letter Agreement. The Founders and Acquiror have previously entered into that certain letter agreement dated November 24, 2020 in connection with the initial public offering of Acquiror (as amended, the “Prior Letter Agreement”). Each Founder hereby agrees (severally, and not jointly or jointly and severally) that he, she or it, as applicable, shall comply with, and fully perform all of such Founder’s obligations, covenants and agreements set forth in paragraph 1 of the Prior Letter Agreement. Each Founder and Acquiror hereby further agrees (severally, and not jointly or jointly and severally), notwithstanding the Amendment to Lock-Up dated as of the date hereof, that before the Closing Date, he, she or it, as applicable, will not amend, modify, terminate, waive, or otherwise alter, in whole or in part, the Prior Letter Agreement without the prior written consent of the Company (such consent to not to be unreasonably withheld, conditioned or delayed).

4. No Solicitation of Transactions. Each of the Founders (severally, and not jointly or jointly and severally), agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that would reasonably be expected to result in an Acquiror Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Acquiror Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquiror Acquisition Proposal). Each Founder shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing that would reasonably be expected to result in an Acquiror Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA. Notwithstanding the foregoing, nothing in this Section 4 is intended to limit any Founder who is a member of the board of directors of Acquiror from participating in discussions regarding any such matters in the course exercising his or her fiduciary duties in his or her capacity as a member of the board of directors of Acquiror in a matter consistent with the obligations of Acquiror set forth in the BCA.

5. Representations and Warranties of Founders. Each Founder, severally, and not jointly or jointly and severally, represents and warrants to the Company as follows:

(a) The execution, delivery and performance by such Founder of this Agreement and the consummation by such Founder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Founder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder) or (iv) conflict with, violate or result in a breach of or constitute a default under any provision of such Founder’s Organizational Documents (if such Founder is an entity) or any agreement to which such Founder is a party.

(b) As of the date of this Agreement, such Founder (i) owns exclusively of record and has good, valid and marketable title to the Shares set forth opposite the Founder’s name on Exhibit A free and clear of any and all Liens, options, rights of first refusal and limitations on such Founder’s voting rights (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder), (ii) has the sole power (as currently in effect) to vote and the full right, power and authority to sell, transfer and deliver such Shares, and the power to agree to all of the matters applicable to such Founder set forth in this Agreement and (iii) as of the date of this Agreement, such Founder does not own any rights to purchase or acquire, directly or indirectly, any other Shares.

(c) Such Founder has the full power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Founder.

6. Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest of: (a) the OpCo Merger Effective Time, (b) the valid termination of the BCA in accordance with its terms prior to the OpCo Merger Effective Time and (c) the mutual written agreement of the Company and the Sponsor.

7. Miscellaneous.

(a) All notices, requests, claims, demands and other communications to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (i) notices to Acquiror being sent to the address set forth therein, in each case with all copies as required thereunder and (ii) notices to each Founder being sent to the address set forth opposite such Founder’s name on Exhibit A under the heading “Address.”

(b) This Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement, and the other agreements entered into by the Founders in connection with the initial public offering of Acquiror constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(d) The Company is an express third party beneficiary of this Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if the Company was a party hereto.

(e) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(f) This Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 9.04 (Amendment), 9.05 (Waiver), 10.04 (Severability), 10.08 (Governing Law), 10.09 (Waiver of Jury Trial), 10.13 (Counterparts), and 10.16 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPARTAN ACQUISITION SPONSOR II LLC

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Founders Stock Agreement

/s/ Jan C. Wilson
Jan C. Wilson

/s/ John M. Stice
John M. Stice

Signature Page to Founders Stock Agreement

Acknowledged and agreed to by:

SPARTAN ACQUISITION CORP. II

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Founders Stock Agreement

EXHIBIT A
THE FOUNDERS

Founder	Shares of Acquiror Class B Common Stock	Address
Spartan Acquisition Sponsor II LLC	8,525,000	9 West 57th Street, 43rd Floor New York, NY 10019
Jan C. Wilson	50,000	9 West 57th Street, 43rd Floor New York, NY 10019
John M. Stice	50,000	9 West 57th Street, 43rd Floor New York, NY 10019